                                                                    (Exhibit 99)

9. CERTAIN INFORMATION CONCERNING THE COMPANY

   The Company is a worldwide manufacturer and distributor of office products (such as manual and electric pencil sharpeners, paper punches, trimmers and shredders; office furniture and various desk top accessories), art/craft products (such as commercial and fine art papers, various types of knives and blades, and printmaking and calligraphy products) and presentation and display products (such as foam board, various types of adhesive products and an array of mounting and laminating equipment) for the business, education and consumer markets. The Company has manufacturing facilities in Alabama, Connecticut, Kentucky, North Carolina, Wisconsin and England and distribution facilities in Canada, Germany and Hong Kong.

   The Company's principal office is located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania, 19103.

   Summary Historical Financial Information. The summary unaudited financial information for the years ended November 27, 1994 and November 28, 1993 set forth below has been derived from, and should be read in conjunction with, the audited financial statements (including the related notes thereto) included in the Company's Annual Report on Form 10-K for the year ended November 27, 1994 (the "Form 10-K"). The summary financial information for the nine month periods ended September 3, 1995 and August 28, 1994, has been derived from, and should be read in conjunction with, the unaudited financial statements for such periods included in the Company's Quarterly Report on Form 10-Q for the period ended September 3, 1995 (the "Form 10-Q"). Such summary financial information is qualified in its entirety by reference to such reports and all financial statements and related notes contained therein. The Form 10-K and the Form 10-Q are available for examination, and copies are obtainable, in the manner set forth below in this Section 9 under "Additional Information."

   The financial information for the nine month periods ended September 3, 1995 and August 28, 1994 has not been audited, but in the opinion of management contains all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such information. Results for the nine month periods are not necessarily indicative of results for the full year.

   The Company does not expect to be in a position to release its final audited fiscal year 1995 financial results until January 16, 1996. However, the Company expects its earnings per share for 1995 to range from $.91 to $.96 (excluding provision for organizational changes and relocation and consolidation of operations, the earnings per share range would be $1.13 to $1.18).

                            HUNT MANUFACTURING CO.
                   SUMMARY HISTORICAL FINANCIAL INFORMATION
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)
                                 (UNAUDITED)


                                                 NINE MONTHS ENDED                    YEAR ENDED
                                          ------------------------------   --------------------------------
                                            SEPTEMBER 3,     AUGUST 28,     NOVEMBER 27,     NOVEMBER 28,
                                           --------------   ------------    --------------   --------------
                                                1995            1994            1994             1993
                                           --------------   ------------    --------------   --------------
                                             (40 WEEKS)      (39 WEEKS)
Income Statement(a):
Net sales  .............................    $231,713        $209,338         $288,203         $256,150
Income from operations  ................      14,850          18,668           27,366           24,561
Income before taxes and cumulative
  effect of accounting change ..........      15,195          18,082           27,081           24,038
Income before cumulative effect of
  accounting charge ....................       9,937          11,482           17,197           14,928
Net income(b)  .........................    $  9,937        $ 12,277         $ 17,992         $ 14,928

Balance Sheet (at end of period)(a):
Working capital  .......................    $ 65,930        $ 59,040         $ 64,603         $ 47,128
Total assets less excess of acquisition
  cost over net assets acquired ........     161,507         151,253          156,167          139,263
Total long-term debt  ..................       4,574           4,856            4,562            6,161
Shareholders' equity  ..................    $132,279        $124,347         $129,234         $116,267

Per Share Data (a)(c):
Net income per common share before
  cumulative effect of accounting change    $   0.62        $   0.71         $   1.07         $   0.93
Net income per common share  ...........        0.62            0.76             1.12             0.93
Net income per share on a fully diluted
  basis ................................        0.62            0.75             1.10             0.92
Book value per share  ..................    $   8.26        $   7.72         $   8.03         $   7.22

Ratio of earnings to fixed charges  ....       14.59           14.98            17.86            14.40

------
(a) For the first nine months of fiscal 1995, a pre-tax provision aggregating $3.7 million was recorded relating to the Company's decision to relocate and consolidate certain manufacturing and distribution operations and to costs incurred in connection with organizational changes (approximately $2.4 million or $.15 per share after income taxes).


(b) In the first quarter of fiscal 1994, the Company adopted the provisions of Statement of Financial Accounting (SFAS) No. 109 "Accounting for Income Taxes." The adoption of SFAS No. 109 has been recognized as the effect of a change in accounting principle and increased net income in the nine months ended August 28, 1994 and in the fiscal year ended November 27, 1994 by $.8 million, or $.05 per share.

(c) Average number of Common Shares outstanding during the nine month periods ended September 3, 1995 and August 28, 1994 was 16,009,000 and 16,104,000, respectively, and during the years ended November 27, 1994 and November 28, 1993 was 16,102,000 and 16,107,000, respectively.

   Summary Pro Forma Financial Information (Unaudited). The following unaudited pro forma financial information sets forth the pro forma effects on the historical financial results of the Company of the consummation of the MFB Purchase and the Offer and the borrowings and anticipated refinancing of certain debt to be effected by the Company in connection therewith (see
Section 10 herein), assuming 3,230,000 Shares are purchased in the Offer for $17 per Share, net to the seller in cash, for an aggregate cost to the Company of approximately $56,410,000, including estimated related fees and expenses of approximately $1,500,000.

   The summary pro forma balance sheet data as of September 3, 1995 and November 27, 1994 assume that the repurchase of Shares by the Company pursuant to the MFB Purchase and the Offer and related financings had occurred as of the respective balance sheet dates. The summary pro forma income statement data for the nine month period ended September 3, 1995 and the year ended November 27, 1994 assume that the repurchase of Shares by the Company pursuant to the MFB Purchase and the Offer and related financings had occurred as of November 28, 1994 and November 29, 1993, respectively. See the footnotes to the Summary Pro Forma Financial Information below in this
Section 9.

   The estimated financial effects of the repurchase of Shares by the Company pursuant to the MFB Purchase and the Offer and related financings presented in the pro forma financial information are not necessarily indicative of either the Company's financial position or the results of its operations which would have been obtained had the Offer or the MFB Purchase actually occurred on the dates specified above, nor are they necessarily indicative of the results of the Company's future operations. The pro forma financial information should be read in conjunction with the historical financial statements and related notes of the Company set forth above, and in the Form 10-K and the Form 10-Q referred to above, in this Section 9.

                            HUNT MANUFACTURING CO.
                   SUMMARY PRO FORMA FINANCIAL INFORMATION
                                 (UNAUDITED)
          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO AMOUNTS)

                                                   Nine Months Ended                                 Year Ended
                                                   September 3, 1995                             November 27, 1994
                                      -------------------------------------------   -------------------------------------------
                                           As         Pro Forma       Pro Forma         As          Pro Forma       Pro Forma
                                        Reported     Adjustments     As Adjusted     Reported      Adjustments     As Adjusted
                                       ----------   -------------    -------------   ----------   -------------   -------------
Income Statement:
Net sales  .........................   $231,713                         $231,713        $288,203                    $288,203
Income from operations  ............     14,850                           14,850          27,366                      27,366
Income before income taxes and
  cumulative effect of accounting
  change ...........................     15,195      (4,729)(a)           10,466          27,081     (6,305)(a)       20,776
Income before cumulative effect of
  accounting change ................      9,937      (3,050)(b)            6,887          17,197     (4,004)(b)       13,193
Net income  ........................   $  9,937      (3,050)(b)         $  6,887        $ 17,992     (4,004)(b)     $ 13,988
Balance Sheet (at end of period):
Working capital  ...................   $ 65,930      (6,676)(c)         $ 59,254        $ 64,603     (6,676)(c)     $ 57,927
Total assets less excess of
  acquisition costs over net assets
  acquired .........................    161,507        (620)(c)          160,887         156,167       (620)(c)      155,547
Total long-term debt  ..............      4,574      90,000 (c)           94,574           4,562     90,000 (c)       94,562
Shareholders' equity  ..............   $132,279     (90,620)(c)         $ 41,659        $129,234    (90,620)(c)     $ 38,614
Per Share (d):
Net income per common share before
  cumulative effect of accounting
  change ...........................   $   0.62                         $   0.64        $   1.07                    $   1.21
Net income per share  ..............       0.62                             0.64            1.12                        1.28
Net income per share on a fully
  diluted basis ....................       0.62                             0.63            1.10                        1.26
Book value per share  ..............   $   8.26                         $   3.86        $   8.03                    $   3.54
Ratio of earnings to fixed charges:       14.59                             2.76           17.86                        3.59


------
(a) Net increases in interest expense relating to the utilized portion of the $130 million New Credit Facility described in Section 10 herein and to the retirement of pre-existing bank credit facilities. The interest rates assumed for the Revolving Credit Facility and Term Loan under the New Credit Facility are 6.5% and 6.65%, respectively. Also includes amortization of fees incurred in connection with the placement of the New Credit Facility and administrative fees associated therewith.

(b) Adjustment described in note (a) above, net of corresponding tax effects.

(c) Reflects the purchase of the 2,150,165 MFB Shares and 3,230,000 Shares pursuant to the Offer and related borrowings under the New Credit Facility referred to in notes (a) and (b) above.

(d) All per share information has been adjusted to reflect the adjustments described in notes (a) through (c) above. Pro forma average number of shares of Common Stock outstanding during the nine months ended September 3, 1995 and the year ended November 27, 1994 was 10,898,000 and 10,805,000, respectively.

   Certain Additional Matters. Earlier this year, Ronald J. Naples stepped down as Chairman and Chief Executive Officer of the Company. He was succeeded as Chairman of the Board by Gordon A. MacInnes, and Robert B. Fritsch, the Company's President and Chief Operating Officer, was elevated to Chief Executive Officer. The Company currently is engaged in a search for a new Chief Executive Officer, and Mr. Fritsch has agreed to defer his previously planned retirement from the Company for a reasonable period of time until a new Chief Executive Officer has been hired. Mr. Fritsch presently intends to retire during the current fiscal year.

   Additional Information. The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"), relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements and reports certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal owners of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the SEC which includes certain additional information relating to the Offer. The reports, proxy statements and other information, including the Schedule 13E-4, filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.